Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549
U.S.A.

Dear Ladies and Gentlemen:

Re: Lovarra (the “Company”)

This letter confirms that we have reviewed Item 4.01, Changes in Registrant’s Certifying Accountant, of the Company’s Form 8-K dated March 24, 2022 and are in agreement with the statements made in the second, third, and fourth paragraphs.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in Item 4.01(a) or Item 4.01(b) of the above referenced filing.

Yours truly,

Vancouver, Canada

March 29, 2022